EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Comarco, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-42350, 33-37863, 33-44943, 33-45096, 33-50068, 33-63219, 333-1749, 333-78677 and 333-42350) of Comarco, Inc. of our report dated March 24, 2005, except for certain major customer information in note 2 as to which the date is April 29, 2005, relating to the consolidated financial statements and schedule, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/    BDO Seidman, LLP

May 10, 2005